Exhibit 99.6

Summary historical consolidated financial information of First American

The following table presents summary historical consolidated financial data for First American. The summary historical financial information as of and for the years ended December 31, 2020 and 2019 has been derived from First American’s audited consolidated financial statements included elsewhere in this offering memorandum. The summary historical financial information as of and for the three-month period ended March 31, 2021, and for the three-month period ended March 31, 2020, has been derived from First American’s unaudited condensed consolidated financial statements included elsewhere in this offering memorandum. The financial statements included in this offering memorandum for First American are not presented in accordance with Regulation S-X, 17 CFR Part 210, Form and Content of and Requirements for Financial Statements. First American’s unaudited condensed consolidated financial statements have been prepared on the same basis as First American’s audited consolidated financial statements and, in our opinion, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of such financial statements in all material respects. The results for any interim period are not necessarily indicative of the results that may be expected for a full year or any future period.

This information is only a summary and should be read in conjunction with the section entitled “Management’s discussion and analysis of financial condition and results of operations of First American” and the historical financial statements and related notes thereto for First American included elsewhere in this offering memorandum, including the discussion of the adoption of new accounting pronouncements therein, as well as the other financial information included elsewhere in this offering memorandum.

	Year Ended December 31,		Three Months Ended March 31,
(dollars in thousands, except per share amounts)	2020	2019	2021	2020
Statement of Income Data:
Revenue	$288,322	$300,047	$76,841	$73,376
Other costs of service	166,501	170,732	44,612	42,429
Selling, general and administrative expenses	70,109	75,120	16,8343	19,701
Depreciation and amortization	24,393	26,756	5,280	6,079
Income from operations	$27,318	$27,439	$10,114	$5,346
Net income	3,601	728	4,809	(3,657)
Balance Sheet Data (at period end):
Cash and cash equivalents	$8,479	$6,783	$13,287
Total assets	$582,775	$576,055	$501,805
Long-term debt obligations	245,900	265,167	246,107
Statement of Cash Flows Data:
Net cash provided by operating activities	$35,339	$28,291	$8,292	$1,804
Net cash used in investing activities	(6,634)	(12,116)	(1,761)	(1,208)
Net cash used in financing activities	(25,605)	(15,565)	(1,135)	(1,211)
Other Data:
FAPS Adjusted EBITDA(1)(2)	$58,545	$56,577	$16,414	$13,389

(1)	FAPS Adjusted EBITDA is a non-GAAP financial measure. FAPS Adjusted EBITDA is calculated as net income (loss) before interest expense, tax expense, and depreciation and amortization expense plus other income, deal costs & consulting, legal expense, debt restructuring, non-cash stock option expense, severance & facility closure and private equity fees & expenses. For more information, see “Non-GAAP financial measures.”

(2) The following table provides a reconciliation of net income to FAPS Adjusted EBITDA:

	Years Ended		Three Months Ended
(in thousands)	Dec 31, 2020	Dec 31, 2019	March 31, 2021	March 31, 2020
Net Income	$3,601	$728	$4,809	$(3,657)

Interest expense	21,643	25,828	3,708	8,818
Tax expense	2,091	903	1,607	128
Depreciation & amortization expense	24,393	26,756	5,280	6,079
Other (income ) expense (a)	(16)	(19)	(10)	58
Deal costs & consulting (b)	77	527	3	25
Legal expense (c)	3,196	-	702	394
Debt modification (d)	711	11	-	680
Non-cash stock option expense (e)	259	501	60	41
Severance (f)	1,906	319	40	658
Private equity fees & expenses (g)	685	1,024	215	165

FAPS Adjusted EBITDA	$58,545	$56,577	$16,414	$13,389

(a) Includes gain or (loss) on sale of assets and realized/unrealized gain or (loss) on foreign currency.

(b) Represents costs associated with assessing potential acquisitions.

(c) Represents non-recurring legal expense.

(d) Represents costs associated with new credit facility or modifications to existing facilities.

(e) Represents non-cash shared-based compensation expense.

(f) Represents severance paid to terminated employees and expenses related to closure of a facility.

(g) Represents management fees paid to private equity partners and expenses.

Management’s discussion and analysis of
financial condition and results of operations of First American

The following management’s discussion and analysis of financial condition and results of operations for First American should be read in conjunction with the financial statements and related notes of First American appearing elsewhere in this offering memorandum. The discussion and analysis covers periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of historical periods included in this section of this offering memorandum does not reflect the significant impact that the Transactions will have on First American, which will become a consolidated subsidiary of Deluxe following consummation of the Transactions.

The following discussion should be read in conjunction with “Unaudited pro forma condensed combined financial information” and the consolidated financial statements of First American and the notes thereto included elsewhere in this offering memorandum. This discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including those described in the “Risk factors” section of this offering memorandum. Actual results may differ materially from those contained in any forward-looking statements.

Business of First American

First American, headquartered in Fort Worth, Texas, is a full suite, omni-channel global payments technology company with a proprietary back-end platform that powers payments for SMB and large-enterprise merchants. First American’s services enable its customers to take advantage of the convenience, security and cost-effectiveness of card-based payments. Since its inception in 1990, First American has aimed to serve as a one-stop shop for the payment processing needs of its clients.

Over the last 28 years, First American has developed a comprehensive line of products and value-added services to serve its diverse set of partners and merchants, including credit and debit card processing, equipment leasing, e-Commerce solutions, ACH processing services, online merchant reporting services, gift cards, ATMs, EBT card processing and check services. In 2020, First American served approximately 139,000 active merchants and processed over $27 billion of credit payments. Its highly diversified merchant base operates across the United States and represents a variety of industries, including restaurants, retail, salons, eCommerce, healthcare, government, software companies and non-profits, among many others. Its solutions are sold through a diversified network of sales channels. Its go-to-market strategy is based on three distinct primary sales channels: the ISV channel, which targets non-profit organizations, governments, and integrated software partners with verticals in death care, call centers, self storage, veterinary clinics, and more; the Partner-Centric channel, which is comprised of ISO partners and financial institutions; and the Direct channel, which includes company-owned sales offices and telemarketing-led sales. Its multi-channel sales strategy complements the breadth of its product portfolio, driving deeply entrenched partnerships and creating a platform that is difficult to replicate.

COVID-19 impact on results

The COVID-19 pandemic had an adverse effect on nearly all revenue-driving facets of First American’s business, although the effect on Q1 2020 was seen only at the end of the period. This was evidenced by a steep decline in processing revenue in the second half of March 2020. The rapid spread of the virus, coupled with an overarching uncertainty surrounding the remainder of 2020, prompted First American to take immediate action in order to protect its business and employees. By the end of March 2020, all employees were working from home full-time, so as to protect their health and to maintain compliance with government shutdown measures. First American took quick action to preserve cash by managing all infrastructure costs, reducing capital expenditures to essential purchases only, and taking advantage of the CARES Act. The CARES Act enabled First American to delay the payment of federal payroll taxes and take advantage of additional tax deductions on federal income taxes. The most significant impacts of COVID-19 on First American were seen in the second quarter of 2020 in the majority of its key performance indicators and related revenues. First American began to see a recovery in the third and fourth quarters of 2020 and experienced a very strong first quarter in 2021. While there are still some lines of business that did not fully recover from the effects of COVID-19 in the first quarter of 2021, any negative impact on the performance as a result of these was more than made up by the segments that saw strong recovery during such period.

Key factors affecting performance

A number of factors impact First American’s business, results of operations and financial condition. In general, its revenues are principally impacted by the following:

•	the number and growth of merchants currently receiving services from First American;

•	the amount and mix of volume and transactions being processed;

•	the demand for First American’s products and services;

•	First American’s ability to attract and retain distribution partners, internal sales team members and merchants on reasonable terms;

•	the competitive landscape and impact of regulatory changes;

•	general economic conditions and consumer spending trends; and

•	the emergence of new technologies and payment types.

Results of operations

Comparison of the three months ended March 31, 2021 and 2020

The following table sets forth First American’s results of operations for the periods presented below:

	Three Months Ended
(in thousands)	March 31, 2021	March 31, 2020
Revenue	$76,841	$73,376
Operating expenses
Other costs of service	44,612	42,249
Selling, general and administrative expenses	16,834	19,701
Depreciation and amortization	5,280	6,079
	66,727	68,029
Income from operations	10,114	5,346
Interest expense	3,708	8,818
Other income	(10)	58
Income before income taxes	6,416	(3,530)
Provision for income taxes	1,607	128
Net income	4,809	(3,657)
Other comprehensive income
Comprehensive income	$4,809	$(3,657)

Revenue: Total revenue was $76.8 million for the three months ended March 31, 2021 as compared to $73.4 million for the three months ended March 31, 2020. This represents an increase of $3.5 million or 4.7%, which is attributable primarily to an increase in processing volume. First American saw processing volumes of $7.89 billion in Q1 2021, compared to $6.85 billion for the same period in 2020. This was a 15.1% increase year over year, driven primarily by a strong recovery in March 2021 processing volumes. While January and February 2020 were quite strong, First American began to see the effects of COVID-19 on its processing volume in the last two weeks of March 2020. Various shelter in place and restrictive business measures were put in place in March 2020, which limited how merchants could operate their businesses, leading to adverse effects on their processing volumes. March 2021 showed a $908 million (42.7%) increase over prior year, which contributed heavily to the increase seen in revenue for the quarter.

Operating Expenses: First American’s operating expenses were $66.7 million for the three months ended March 31, 2021 as compared to $68.0 million for the three months ended March 31, 2020. This represents a decrease of $1.3 million or 1.9%, which is attributable to reduced SG&A expenses and lower depreciation and amortization, offset by an increase in processing costs and residual expense associated with higher processing volume. Operating costs as a percentage of total revenue were 86.8% for the three months ended March 31, 2021 as compared to 92.7% for the three months ended March 31, 2020.

First American’s other costs of service were $44.6 million for the three months ended March 31, 2021 as compared to $42.2 million for the three months ended March 31, 2020. This represented an increase of $2.4 million or 5.6%, which is attributable to an increase in residual expense and debit processing costs, offset by lower transaction costs. Approximately $2 million of the total increase was attributable to increased residuals as a result of the strong processing volume and revenue increases. First American saw debit processing volume expand during the pandemic, leading to increased costs associated with that higher volume. Transactions costs were down period on period as a result of a decrease in transaction counts. First American saw significant growth in average ticket throughout the pandemic, which drove down transaction counts and their related costs. Q1 2021 average ticket grew 17.7% over Q1 2020.

First American’s selling, general and administrative expenses were $16.8 million for the three months ended March 31, 2021 as compared to $19.7 million for the three months ended March 31, 2020. This represented a decrease of $2.9 million or 14.6%, which is primarily attributable to reduced headcount and limited travel and meeting expenses. In April 2020, First American reduced its headcount in a move to accelerate the elimination of positions due to process improvement initiatives that were planned for later in the year. Additionally, First American suspended its travel and meeting related expenses in Q2 2020, and those did not yet return through Q1 2021.

First American’s depreciation and amortization expenses were $5.3 million for the three months ended March 31, 2021 as compared to $6.1 million for the three months ended March 31, 2020. This represented a decrease of $0.8 million or 13.1%, which is attributable to decreased amortization expense relating to intangible assets.

Interest Expense: Interest expense was $3.7 million for the three months ended March 31, 2021 as compared to $8.8 million for the three months ended March 31, 2020. This represented a decrease of $5.1 million or 57.9%, of which $3.3 million was attributable to loss on extinguishment of debt in 2020 related to the new credit facility completed in March. Additionally, there was significant interest savings associated with a lower base rate in the new facility, coupled with the decline in LIBOR rates.

Provision (Benefit) for Income Tax Expense: Provision for income taxes was $1.6 million for the three months ended March 31, 2021, an increase of $1.5 million, as compared to $0.1 million for the three months ended March 31, 2020. The increase in provision for income tax expense is primarily related to the taxable income increase seen in 2021. As discussed, Q1 2021 was a very strong quarter in terms of volumes and revenues, compared to Q1 2020, which suffered from the impacts of COVID-19, coupled with added expense related to the new credit facility.

Net Income (Loss): As a result of net changes in the foregoing items, First American had a net income of $4.8 million for the three months ended March 31, 2021, an increase of $8.5 million as compared to net loss of $3.7 million for the three months ended March 31, 2020. First American did not have any comprehensive income (loss) in either period.

Cash Flows

The following table summarizes First American’s cash flows for the three-month periods ended March 31, 2021 and 2020.

	Three Months Ended
(in thousands)	March 31, 2021	March 31, 2020
Net cash provided (used in) by operating activities	8,292	1,804
Net cash used in investing activities	(1,761)	(1,208)
Net cash provided by (used in) financing activities	(1,135)	(1,211)
Net increase (decrease) in cash and cash equivalents	5,396	(615)

Net cash provided by operating activities was $8.3 million and $1.8 million in the three months ended March 31, 2021 and 2020, respectively. Q1 2020 had lower net income primarily due to the impact of COVID-19 seen in the business in March, combined with a large quarterly interest payment related to Q4 2019. Q1 2021 had increased net income due to strong processing volumes, partially offset by an increase in assets due to accrued and other receivables.

Net cash used in investing activities was $1.8 million and $1.2 million for the three months ended March 31, 2021 and 2020, respectively. The increase in net cash used in investing activities was primarily related to an increase in agent exclusivity agreements and residual buyouts.

Net cash used in financing activities was $1.1 million and $1.2 million for the three months ended March 31, 2021 and 2020, respectively. The slight decrease in net cash used in financing activities was primarily due to costs associated with the 2020 new credit facility, offset partially by higher repurchase of common stock in 2021.

Comparison of the years ended December 31, 2020 and 2019

The following table sets forth First American’s results of operations for the periods presented below:

	Years Ended December 31,
(in thousands)	2020	2019
Revenue	$288,322	$300,047
Operating expenses
Other costs of service	166,501	170,732
Selling, general and administrative expenses	70,109	75,120
Depreciation and amortization	24,393	26,756
	261,003	272,608
Income from operations	27,318	27,439
Interest expense	21,643	25,828
Other income	(16)	(19)
Income before income taxes	5,692	1,630
Provision for income taxes	2,091	903
Net income	3,601	728
Other comprehensive income	-	-
Comprehensive income	$3,601	$728

Revenue: Total revenue was $288.3 million for the year ended December 31, 2020 as compared to $300.0 million for the year ended December 31, 2019. This represents a decline of $11.7 million or 3.9%, which is attributable primarily to the effects of COVID-19 on the business in processing volumes, transactions, and merchant revenues. First American saw processing volumes of $27.3 billion in 2020, compared to $28.0 billion for the same period in 2019, a 2.6% decrease year over year. Additionally, transaction counts were down 16.6%.

First American took action in April 2020 to provide relief to its merchant base as they began to see the effects of COVID-19 on their business. It allowed merchants to move to seasonal status, if requested, to avoid paying month end fees when their businesses were forced to close. Additionally, First American waived any early termination fees resulting from a closure due to COVID-19 for those merchants. This had an impact on merchant related fees First American collected, but First American elected to help protect the merchant’s business from financial hardships as a result of COVID-19.

First American saw significant impacts from COVID-19 on the majority of its business segments beginning in late March 2020. Most of these segments started the recovery process in the third and fourth quarters of 2020. However, its segments comprised of “micro-merchants” as well as those in the hospitality, non-profit, and retail sectors experienced effects that lasted through the entirety of 2020. Lost volume from these segments was especially impactful because they are First American’s higher margin segments, which contributes to its total revenue decreasing at a higher rate than processing volume.

Operating Expenses: First American’s operating expenses were $261.0 million for the year ended December 31, 2020 as compared to $272.6 million for the year ended December 31, 2019. This represents a decrease of $11.6 million or 4.3%, which is attributable to a decrease in processing costs and residual expense associated with lower processing volume and transactions, coupled with reduced SG&A expenses and lower depreciation and amortization. Operating costs as a percentage of total revenue were 90.5% for the year ended December 31, 2020 as compared to 90.9% for the year ended December 31, 2019.

First American’s other costs of service were $166.5 million for the year ended December 31, 2020 as compared to $170.7 million for the year ended December 31, 2019. This represented a decrease of $4.2 million or 2.5%, which is attributable to a decrease in residual expense and processing costs. Approximately $1.3 million of the total decrease was attributable to lower residuals as a result of the decline seen in volumes, transactions, and revenues. Despite the expiration of $1.2 million in processing credits related to the 2016 Paymentech portfolio acquisition and increased fees related to higher debit volumes, transactions costs were down $1.5 million year over year as a result of a decrease in transaction counts. First American saw significant growth in average ticket throughout the pandemic, which further drove down transaction counts and their related costs. The average ticket in 2020 grew 16.8% over that in 2019. Additional savings were seen in 2020 compared to 2019 in sponsor bank fees, lease funding fees, and ATM location expenses.

First American’s selling, general and administrative expenses were $70.1 million for the year ended December 31, 2020 as compared to $75.1 million for the year ended December 31, 2019. This represented a decrease of $5.0 million or 6.7%, which is primarily attributable to reduced headcount and limited travel and meeting expenses. In April 2020, First American reduced its headcount in a move to accelerate the elimination of positions due to process improvement initiatives that were planned for later in the year. Additionally, First American suspended its travel and meeting related expenses in the second quarter of 2020 for the remainder of the year.

First American’s depreciation and amortization expenses were $24.4 million for the year ended December 31, 2020 as compared to $26.8 million for the year ended December 31, 2019. This represented a decrease of $2.4 million or 8.8%, which is attributable to decreased amortization expense relating to intangible assets.

Interest Expense: Interest expense was $21.6 million for the year ended December 31, 2020 as compared to $25.8 million for the year ended December 31, 2019. This represented a decrease of $4.2 million or 16.2%. This was attributable to significant interest savings associated with a lower base rate in the new facility completed in the first quarter of 2020 and lower debt balances, coupled with the decline in LIBOR rates seen throughout 2020. This decrease was partially offset by an expense of $3.3 million in 2020 related to the loss on extinguishment of debt for the new credit facility.

Provision (Benefit) for Income Tax Expense: Provision for income taxes was $2.1 million for the year ended December 31, 2020, an increase of $1.2 million, as compared to $0.9 million for the year ended December 31, 2019. The increase in provision for income tax expense is related to the increase in taxable income.

Net Income (Loss): As a result of net changes in the foregoing items, First American had a net income of $3.6 million for the year ended December 31, 2020, an increase of $2.9 million as compared to net income of $0.7 million for the year ended December 31, 2019. First American did not have any comprehensive income (loss) in either period.

Cash Flows

The following table summarizes First American’s cash flows for the years ended December 31, 2020 and 2019.

	Years Ended
(in thousands)	December 31, 2020	December 31, 2019
Net cash provided (used in) by operating activities	35,339	28,291
Net cash used in investing activities	(6,634)	(12,116)
Net cash provided by (used in) financing activities	(25,605)	(15,565)
Net increase (decrease) in cash and cash equivalents	3,100	610

Net cash provided by operating activities was $35.3 million and $28.3 million in the years ended December 31, 2020 and 2019, respectively. 2020 had higher net cash provided by operating activities due to reduced taxes as a result of the enactment of the CARES Act in March 2020. Specifically, 2020 income taxes were reduced due to the increased limit on interest deductions, as well as a large deduction related to the retroactive correction providing a 15-year recovery period on qualified improvement properties in 2019. As such, First American received a $3.2 million tax refund in 2020, related to 2019 taxes. Outside of the CARES Act, 2020 included debt issuance costs related to the new credit facility, further reducing taxable income in 2020.

Net cash used in investing activities was $6.6 million and $12.1 million for the years ended December 31, 2020 and 2019, respectively. The decrease in net cash used in investing activities was primarily related to a decrease in capital expenditures. As part of First American’s cash conservation efforts during COVID-19, capital expenditures were limited to essential purchases only in 2020. 2019 capital expenditures were higher than normal due to leasehold improvement costs associated with moving office locations for one of First American’s subsidiaries, as well as its call center.

Net cash used in financing activities was $25.6 million and $15.6 million for the years ended December 31, 2020 and 2019, respectively. The increase in net cash used in financing activities was primarily due to additional debt payments in 2020 as compared to 2019, as well as debt issuance cost associated with the new credit facility in 2020.

Critical accounting policies

See Note 2 to First American’s audited consolidated financial statements included elsewhere in this offering memorandum for information regarding First American’s critical accounting policies.